Exhibit 99.1

PRESS RELEASE FOR IMMEDIATE RELEASE: May 18, 2012

Media Contact: Dan Linsky

Phone: (321) 409-7949

SYED NAQVI JOINS PARABEL AS CFO

MELBOURNE, FL — May 18, 2012—Parabel Inc. (OTCQB: PABL) and its operating company PA LLC, a global provider of micro-crop technology and solutions that produce new sources of feed, food, and fuel, today announced that Syed Naqvi has joined the company as Chief Financial Officer.

Mr. Naqvi brings over 15 years of financial management experience to Parabel. During that time, Mr. Naqvi guided public and private companies through rapid growth, change management and profitability improvements.

Prior to joining Parabel, Mr. Naqvi was Founder and Principal of business advisory firm Zurich Advisors, LLC. In prior assignments, Mr. Naqvi served as Chief Financial Officer of multi-national telecommunications and financial services company, Celexpress, Inc. Mr. Naqvi has provided financial management services to technology, e-commerce, telecommunications and entertainment companies with national and international operations. Previously, Mr. Naqvi held financial positions with Telmed, Inc., Hospital Corporation of America, and LabCorp Holdings. Mr. Naqvi holds a BBA in accounting from Florida Atlantic University and is a certified public accountant.

“I am looking forward to Syed joining our senior management team,” said Anthony Tiarks, CEO of Parabel. “He brings a powerful combination of international business experience and financial expertise, which will be essential as we accelerate our commercialization process and implement our micro-crop technology worldwide.”

About Parabel, Inc.

Parabel Inc. (OTCQB:PABL), based in Melbourne, Florida, provides renewable technology and solutions to meet the significant and growing demand for feed, food, and fuel in global markets. The company’s solution is designed to deliver strong economic returns to customer licensees as a consequence of continuous, year-round production operations. Parabel also intends to provide social and environmental benefits through job creation, community investment, food security promotion, and sustainable production that absorbs atmospheric carbon dioxide without polluting soil or water. For more information about Parabel, please visit our website at http://www.parabel.com.